Exhibit 99.B(h)(28)

FIFTEENTH AMENDMENT TO SECURITIES LENDING AGENCY AGREEMENT

THIS FIFTEENTH AMENDMENT (this “Amendment”) to the Securities Lending Agency Agreement is dated as of April 14, 2019, by and between the series listed on Schedule 1 to the Agreement of PNC Funds, an investment company organized under the laws of Delaware (each, a “Fund” and together, the “Funds”), and Brown Brothers Harriman & Co. (“BBH&Co.”).

Reference is made to the Securities Lending Agency Agreement dated as of August 24, 2011 by and between the Fund and BBH&Co., as amended from time to time and as in effect on the date hereof prior to giving effect to this Amendment (the “Agreement”).  Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Agreement.

WHEREAS, the Fund and BBH&Co. have agreed to make certain modifications to the terms of the Agreement to provide for acceptance of certain securities Collateral and to update certain terms related to default of an Approved Borrower;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree to amend the Agreement as follows:

A.                                    Amendments to the Agreement

1.              The Agreement is hereby amended by deleting Section 5 “Loan Collateral”, and substituting therefor the following:

5.  Loan Collateral.  For each loan of securities, the Approved Borrower shall transfer as collateral the following items: (a) cash in U.S. dollars or foreign currency; or (b) securities issued or fully guaranteed by the United States government or issued and unconditionally guaranteed by any agencies thereof (collectively, “Collateral”) having an initial market value (as determined by BBH&Co. pursuant to the applicable SLA) at least equal to 102% and 105% of the market value of the domestic U.S. and international loaned securities, respectively (as determined pursuant to the applicable SLA).

2.              The Agreement is hereby amended by adding the following new Section 5.2.3 “Substitution of Collateral”:

5.2.3  Substitution of Collateral.  The Fund acknowledges and agrees that, pursuant to any SLA, BBH&Co. may permit the Approved Borrower to substitute Collateral, which is of the type specified in Section 5 hereto, during the term of any loan so long as the required margin in respect of such loan continues to be satisfied at the time of such substitution.

3.              The Agreement is hereby amended by deleting Section 6.1 “Payments to Borrower” in its entirety, and substituting therefor the following:

6.1  Payments to Borrower.  Where Collateral consists of securities and the Approved Borrower, pursuant to an SLA, is due to receive an amount equal to the interest or distribution declared (“Collateral Substitute Payment”) in respect of such Collateral during the term of the related securities loan, BBH&Co. shall promptly remit or cause to be remitted such Collateral Substitute Payment on behalf of the Fund to the Approved Borrower in accordance with such Approved Borrower’s instructions.  BBH&Co. shall remit, or cause to be remitted, to any Approved Borrower the applicable Cash Collateral

Fee (as defined in the SLA) when due in accordance with the Approved Borrower’s instructions.

4.              The Agreement is hereby amended by deleting Section 8.1 “Replacement of Loaned Securities”, in its entirety (inclusive of subsections 8.1.1 through 8.1.3) and substituting therefor the following:

8.1  Replacement of Loaned Securities.  If an Approved Borrower fails, pursuant to the SLA with BBH&Co., to return loaned securities with respect to a loan when due (“Default Event”), then BBH&Co. shall be responsible to the Fund as follows:  BBH&Co. shall use the Collateral or the proceeds of the liquidation of such Collateral to purchase for the affected Fund’s account, for settlement in the normal course, replacement securities of the same issue, type, class, series and maturity (if applicable) as that of the loaned securities (“Buy-In”). If the value of the Collateral is less than the purchase cost of replacement securities (or liquidated damages calculated under Section 8.2), BBH&Co. shall be responsible for satisfying such shortfall but only to the extent that such shortfall is not due to any diminution in the Collateral Value (as defined in this Section) which is due to the reinvestment risk borne by the Fund pursuant to Section 7.2 of this Agreement.

8.1.1.  Value of Cash Collateral.  In the case of loans collateralized solely by cash Collateral, the greater of (i) the amount of the cash Collateral transferred by the Approved Borrower with respect to a loan, or (ii) the market value of the investment of such cash Collateral.

8.1.2  Value of Securities Collateral.  In the case of loans collateralized solely by securities Collateral, the market value of such Collateral.

8.1.3  Valuation Date.  Collateral Value shall be determined on the date of the Buy-In (or the payment made pursuant to Section 8.2 below).

8.1.4  Market Value.   Market value shall be determined by BBH&Co., where applicable, based upon prices obtained from recognized pricing services or dealer price quotations.

8.1.5  Multiple Forms of Collateral.  Where a loan is collateralized by more than one type of Collateral, the aggregate market value of Collateral securing such loan (for the purpose of computing the indemnity) shall be the sum of the market values for each relevant type of Collateral.

5.              The Agreement is hereby amended by deleting Section 8.2 “Impossibility of Replacement/Liquidated Damages” in its entirety, and substituting therefor the following:

8.2  Illiquidity, Inability to Buy-In.  If, in respect of a Default Event related to a loaned security, BBH&Co. determines that all or a portion of the loaned securities are illiquid or, due to other objective market conditions, BBH&Co. is unable to obtain replacement securities on commercially reasonable terms reasonably by 3:00 p.m. New York time on the fifth Business day following the occurrence of the Default Event, then BBH&Co. shall, in lieu of effecting a Buy-In, pay to the affected Fund an amount in U.S. dollars equal to the market value of the affected loaned security, as reasonably determined by BBH&Co. in accordance with the terms of the respective SLA, reduced by the Collateral Value on such date and further reduced by any diminution in the Collateral Value that is due to the reinvestment risk borne by the Fund pursuant to Section 7.2 of this Agreement.  In addition to the payment above, BBH&Co. shall pay to the affected Fund (i). any manufactured income which remains unpaid through the date of replacement or payment (ii) the amount of any overdraft charges charged by the custodian and (if the replacement occurs through a buy-in) the costs and penalties associated with such buy-in.

6.              The Agreement is hereby amended by deleting Schedule 6 in its entirety, and substituting therefor Schedule 6 attached hereto.

B.                                    Miscellaneous

1.              Other than as amended hereby, the Agreement remains unchanged and in full force and effect.  The Fund hereby ratifies and affirms all terms and provisions of the Agreement, as amended to date and hereby.

2.              This Amendment shall be governed in accordance with the terms set forth in Section 26 of the Agreement.

3.              This Amendment may be executed in multiple original counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Amendment.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties has caused their duly authorized representatives to execute this Amendment to the Agreement, effective as of the first date written above.

PNC FUNDS, ON BEHALF OF EACH OF THE SERIES/PORTFOLIOS LISTED ON SCHEDULE 1		BROWN BROTHERS HARRIMAN & CO.

By:	/s/ Michele Nahrstedt	By:	/s/ Thomas Poppey
Name: Michele Nahrstedt		Name: Thomas Poppey
Title: Treasurer		Title: Senior Vice President

SCHEDULE 6

FEES

1.  BBH&Co.’s compensation shall be determined in accordance with the following:

In respect of the first $2,500,000 in Aggregate Gross Revenues for all Funds hereunder in calendar year:

20% payable to BBH&Co.

In respect of amounts in excess of $2,500,000 in Aggregate Gross Revenues for all Funds hereunder in each calendar year, effective the first day of the month following the achievement of $2,500,000 in Aggregate Gross Revenues in the same calendar year:

15% payable to BBH&Co.

For purposes of this Schedule 6, “Aggregate Gross Revenues” shall be aggregate of (1) for each cash collateralized loan effected hereunder, securities lending revenues resulting from the difference between (i) the income earned on the investment of cash Collateral held with respect to such loan (after deduction of any custody, investment, management or related fees) and (ii) the Cash Collateral Fee (as defined in the applicable SLA) in respect of such loan; and (2) for each non-cash collateralized loan effected hereunder, the Loan Fee (as defined in the applicable SLA).

2.  BBH&Co. agrees to pay, from its own resources, transaction fees related to securities lending hereunder that are assessed by the Funds’ custodian up to $45,000 annually.